Exhibit 5(iii)

                                  MENTOR FUNDS

                         INVESTMENT ADVISORY AGREEMENT


                                                             February 1, 1998

Wellington Management Company, LLP
75 State Street
Boston, Massachusetts  02109

Dear Sirs:

         Under an agreement (the "Management Agreement") between Mentor Funds, a Massachusetts business trust (the "Trust"), and Mentor Investment Advisors, LLC, a Virginia limited liability company (the "Adviser"), the Adviser serves as the Trust's investment adviser and has the responsibility of evaluating, recommending, supervising and compensating investment sub-advisers to each series of the Trust.

         The Adviser hereby confirms its agreement with Wellington Management Company, LLP (the "Sub-Adviser") and the Trust with respect to the Sub-Adviser's serving as the investment sub-adviser of the Mentor Income & Growth Portfolio (the "Portfolio"), as series of the Trust, as follows:

         Section 1.  Investment Description; Appointment

         (a) The Trust desires to employ the Portfolio's capital by investing and reinvesting in investments of the kind and in accordance with the investment objectives, policies and limitations specified in the prospectus (the "Prospectus") and in the statement of additional information (the "Statement of Additional Information") filed with the Securities and Exchange Commission (the "SEC") as part of the Trust's Registration Statement on Form N-1A, as amended from time to time (the "Registration Statement"). The Adviser has herewith furnished the Sub-adviser copies of the Trust's Prospectus, Statement of Additional Information, Declaration of Trust and By-Laws as currently in effect and agrees during the continuance of the Agreement to furnish the Sub-Adviser copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Sub-Adviser will be entitled to rely on all such documents furnished to it by the Adviser or the Trust.

         (b) The Adviser, with the approval of the Trust, hereby appoints the Sub-Adviser to act as investment sub-adviser to the Portfolio for the periods and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

         Section 2.  Portfolio Management Duties

         (a) Subject to the supervision of the Adviser and the Trust's Board of Trustees, the Sub-Adviser will (i) manage the Portfolio's assets in accordance with the Portfolio's investment objectives, policies and limitations as stated in the Trust's Prospectus and Statement of Additional Information; (ii) make investment decisions for the Portfolio; and (iii) place orders to purchase and sell securities (and where appropriate) commodity futures contracts for the Portfolio.

         (b) The Sub-Adviser will keep the Trust and the Adviser informed of developments materially affecting the Portfolio and shall, on the Sub-Adviser's own initiative and as reasonably requested by the Adviser or the Trust, furnish to the Trust and the Adviser from time to time whatever information the Adviser reasonably believes appropriate for this purpose.

         (c) The Sub-Adviser agrees that, in the performance of the duties required of it by this Agreement, it will comply with the Investment Company Act of 1940, as amended (the "Act"), and all rules and regulations thereunder, all applicable federal and state laws and regulations and with any applicable procedures adopted by the Trust's Board of Trustees and identified in writing to the Sub-Adviser. The Adviser will provide to the Sub-Adviser any specific procedures that must be followed in the performance of the Sub-Adviser's duties hereunder by reason of the affiliation of other sub-advisers or service providers with the Trust.

         Section 3.  Brokerage

         (a) The Sub-Adviser agrees that it will place orders pursuant to its investment determinations for the Portfolio either directly with the issuer or with brokers or dealers selected by the Sub-Adviser in accordance with the standards specified in paragraphs (b) and (c) of this Section 3. Until notified to the contrary by the Adviser, the Sub-Adviser may place orders for the Portfolio with affiliates of the Adviser in accordance with Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, Section 17(e) of the Act of 1934 and Rule 17e-1 thereunder and other applicable laws and regulations. The Sub-Adviser will identify to the Adviser in writing any brokers and dealers which are affiliates of the Sub-Adviser. The Adviser will identify to the Sub-Adviser in writing any brokers and dealers which are affiliates of the Adviser and will forward to each Sub-Adviser information provided by the other Sub-Advisers with respect to affiliated broker-dealers of such Sub-Advisers.

         (b) In placing orders with brokers and dealers, the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers and dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser's other clients may be a party.

         (c) It is understood that it is desirable for the Portfolio that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the portfolio than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Portfolio with such brokers, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser's services to other clients.

         On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Portfolio and to such other clients.

         (d) Subject to the requirements of subsections (a), (b) and (c) above, in selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser shall have the right to request in writing that transactions giving rise to brokerage commissions shall be executed by brokers and dealers that provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Trust or will be of value to the Trust in the management of its assets or the Adviser's performance of its management services provided to the Trust. In addition, subject to the requirements of subsections (a), (b) and (c) above and the applicable Rules of Fair Practice of the National Association of Securities Dealers, Inc., the Trust shall have the right to request that such transactions be executed by brokers and dealers by or through whom sales of shares of the Trust are made.

         Section 4.        Information Provided to the Adviser and the Trust

         (a) The Sub-Adviser agrees that it will make available to the Adviser and the Trust promptly upon their request copies of all of its investment records and ledgers with respect to the Portfolio to assist the Adviser and the Trust in monitoring compliance with the Act and the

Investment Advisers Act of 1940, as amended (the "Advisers Act"), as well as other applicable laws. The Sub-Adviser will furnish the Trust's Board of Trustees with respect to the Portfolio such periodic and special reports as the Adviser and the Board of Trustees may reasonably request.

         (b) The Sub-Adviser agrees that it will immediately notify the Adviser and the Trust in the event that the Sub-Adviser or any of its affiliates: (i) becomes subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment sub-adviser pursuant to this Agreement, or (ii) is or expects to become the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Sub-Adviser has provided the information about itself set forth in the Registration Statement and acknowledges that, as of the date hereof, it is true and correct and contains no material misstatement or omission, and the Sub-Adviser further agrees to notify the Adviser immediately of: (i) any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Prospectus or Statement of Additional Information of the Trust, or any amendment or supplement thereto, if the omission of such would make such document misleading; or (ii) any statement contained therein that becomes untrue in any material respect.

         (c) The Sub-Adviser represents that it is an investment adviser registered under the Advisers Act and other applicable laws and that the statements contained in the Sub-Adviser's registration under the Advisers Act on Form ADV, as of the date hereof, are true and correct and do not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Sub-Adviser agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with all legal requirements relating to that Form. The Sub-Adviser acknowledges that it is an "investment adviser" to the Portfolio within the meaning of the Act and the Advisers Act.

         Section 5.  Books and Records

         In compliance with the requirements of Rule 31a-3 under the Act, the Sub-Adviser hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust copies of any such records upon the Trust's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act the records with respect to the Sub-Adviser's duties hereunder required to be maintained by Rule 31a-1 under the Act and to preserve the records required by Rule 204-2 under the Advisers Act for the period specified in that Rule.

         Section 6.  Compensation

         (a) In consideration of services rendered pursuant to this Agreement, the Adviser will pay the Sub-Adviser a fee that is computed daily and paid monthly at the annual rate set forth in Appendix I to this Agreement (the "Portfolio Sub-Advisory Fee"). From time to time the Sub-Adviser may agree to reimburse the Trust additional expenses or waive a portion or all of its fee, in the sole discretion of the Sub-Adviser.

         (b) The Portfolio Sub-Advisory Fee for the period from the date that the Portfolio commences investment operations to the end of the month during which the Portfolio commences investment operations shall be prorated according to the portion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

         (c) For the purposes of determining fees payable to the Sub-Adviser, the value of the Trust's net assets shall be computed at the times and in the manner specified in the Trust's Prospectus and/or the Statement of Additional Information.

         Section 7.  Costs and Expenses

         During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it and its staff in connection with the performance of its services under this Agreement, including the payment of salaries of all officers and employees who are employed by it, but not including expenses to be paid by the Trust or the Adviser such as brokerage fees and commissions and custodian charges. The Trust shall assume and pay any expenses for services rendered by a custodian for the safekeeping of the Trust's securities or other property, for keeping its books of account, for any other charges of the custodian, and for calculating the net asset value of the Trust as provided in the Trust's Prospectus. The Sub-Adviser shall not be required to pay and the Trust (or the Adviser) shall assume and pay the charges and expenses of the Trust's operations, including compensation of the trustees, charges and expenses of independent auditors, of legal counsel, of any transfer or dividend disbursing agent, and of any registrar of the Trust, costs of acquiring and disposing of portfolio securities, interest, if any, on obligations incurred by the Trust, costs of share certificates and of reports, membership dues in the Investment Company Institute or any similar organization, costs of reports and notices to shareholders, other like miscellaneous expenses and all taxes and fees payable to federal, state or other governmental agencies on account of the registration of securities issued by the Trust, filing of trust documents or otherwise.

         Section 8.  Standard of Care

         The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Trust in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser or the Trust to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Adviser's reckless disregard of its obligations and duties under this Agreement.

         Section 9.  Services to Other Companies or Accounts

         (a) Except as otherwise agreed between the Adviser and the Sub-Adviser, it is understood that the services of the Sub-Adviser are not exclusive, and nothing in this Agreement shall prevent the Sub-Adviser from providing similar services to other investment companies (whether or not their investment objectives and policies are similar to those of the Trust) or from engaging in other activities.

         (b) When the Sub-Adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Sub-Adviser recommends the purchase or sale of the same security for the Trust, it is understood that in light of its fiduciary duty to the Trust, such transactions will be executed on a basis that it is fair and equitable to the Trust.

         (c) The Trust and the Adviser understand and acknowledge that the persons employed by the Sub-Adviser to assist in the performance of its duties under this Agreement will not devote their full time to that service; nothing contained in this Agreement will be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, except as otherwise agreed between the adviser and the Sub-Adviser.

         Section 10.  Duration and Termination

         (a) The Trust represents that this Agreement has been approved by the Trust's Board of Trustees and shareholders pursuant to Section 15 of the Act. This Agreement shall become effective on the date hereof and shall continue for two years from that date, such continuance, to the extent required by the Act, being subject to approval of this Agreement by the Trust's shareholders at the first meeting of such shareholders following such date, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Trust's Board of Trustees or (ii) a vote of a majority of the Portfolio's outstanding voting securities (as defined in the Act), provided that the continuance is also approved by a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust, by vote cast in person at a meeting called for the purpose of voting on such approval.

         (b) Notwithstanding the foregoing, this Agreement may be terminated (i) by the Adviser at any time without penalty, upon 60 days' written notice to the Sub-Adviser and the Trust, (ii) at any time without penalty by the Trust, upon the vote of a majority of the Trust's outstanding voting securities, or by vote of the majority of the Trust's outstanding voting securities, upon 60 days' written notice to the Sub-Adviser and the Adviser,
(iii) by the Sub-Adviser at any time without penalty, upon 60 days' written notice to the Adviser and the Trust.

         (c) This Agreement will terminate automatically in the event of its assignment (as defined in the Act and in rules adopted under the Act).

         Section 11.  Amendments

         No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in accordance with applicable law.

         Section 12.  Limitations of Liability of Trustees, Officers, Employees,
                         Agents and Shareholders of the Trust

         The Sub-Adviser is expressly put on notice of the limitation of liability as set forth in the Declaration of Trust and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in any case to the Trust and its assets and that the Sub-Adviser shall not seek satisfaction of any such obligations from the shareholders of the Trust, the Trustees, officers, employees or agents of the Trust, or any of them.

         Section 13.  Reference to the Sub-Adviser

         During the terms of this Agreement, the Trust and the Adviser agree to furnish the Sub-Adviser at its principal office, prior to the use thereof, all prospectuses, proxy statements, reports to stockholders, sales literature or other materials prepared for distribution to stockholders of the Portfolio, the Trust or the public that refer to the Sub-Adviser or its clients in any way and not to use material if the Sub-Adviser reasonably objects in writing within five business days (or such other period as may be mutually agreed) after receipt thereof. The Sub-Adviser's right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients. The Trust and the Adviser agree to use their reasonably best efforts to ensure that materials prepared by their employees or agents or their affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the first sentence of this paragraph. Sales literature may be furnished to the Sub-Adviser by first-class or overnight mail, facsimile transmission equipment or hand delivery.

         Section 14.  Miscellaneous

         (a) This Agreement shall be governed by the laws of the Commonwealth of Virginia, provided that nothing herein shall be construed in a manner inconsistent with the Act, the Advisers Act, or rules or orders of the SEC thereunder.

         (b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         (c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         (d) Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Trust or the Adviser.

         (e) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         (f) Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed.

         To the Adviser at:

                  Mentor Investment Advisors, LLC
                  901 East Byrd Street
                  Richmond, Virginia  23219

         To the Sub-Adviser at:

                  Wellington Management Company, LLP
                  75 State Street
                  Boston, Massachusetts  02109

         To the Trust or the Portfolio at:

                  Mentor Funds
                  901 East Byrd Street
                  Richmond, Virginia  23219

         (g) Where the effect of a requirement of the 1940 Act reflected in any provision of his Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

                                         MENTOR INVESTMENT ADVISORS, LLC



                                         By:  ________________________________
                                                Name:
                                                Title:

                                         MENTOR FUNDS



                                         By:  ________________________________
                                                Name:
                                                Title:

Accepted:

WELLINGTON MANAGEMENT COMPANY, LLP



By:  ___________________________________
       Name:
       Title:

                                   APPENDIX I

         The Adviser pays the Sub-Adviser an annual fee not to exceed the following percentage of Portfolio assets as follows:


                                                  Sub-Adviser's Rate of Fee in
    Level of Portfolio Assets               Accordance with Section 6 of the Agreement
    -------------------------               ------------------------------------------
Up to and including $50 million                                    0.325%
In excess of $50 million up to                                     0.275%
   and including $200 million
In excess of $200 million up to                                    0.225%
   and including $500 million
In excess of $500 million                                          0.200%